EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Announces 2007 First Quarter Earnings
Louisville, CO, May 1, 2007 – Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the first quarter ended March 31, 2007.
Replidyne reported a net loss of $8.6 million for the first quarter ended March 31, 2007 compared to a net loss of $7.7 million for the first quarter of 2006. Results of operations for the first quarter of 2007 include license and contract revenue totaling $2.9 million under Replidyne’s former collaboration and commercialization agreement with Forest Laboratories (Forest). Cash, cash equivalents and short-term investments on hand at March 31, 2007 totaled $119 million.
“We have maintained a strong financial position while working diligently with the FDA to define an approvable regulatory pathway for faropenem,” said Kenneth J. Collins, Replidyne’s President and CEO. “Our strategic priority is to identify a collaboration partner for the faropenem program in order to initiate additional clinical trials in community-acquired pneumonia and acute bacterial sinusitis. During the first quarter our topical antibiotic product candidate REP8839 completed Phase I clinical trials. We look forward to announcing those results in the second quarter and advancing REP8839 into Phase II clinical testing of patients with impetigo.”
As previously reported, on February 6, 2007, Replidyne announced the termination of its collaboration agreement with Forest effective May 7, 2007. As a result, all rights to faropenem medoxomil (faropenem) previously granted to Forest will be returned to Replidyne. Under the agreement’s termination provisions, Forest is obligated to cooperate with Replidyne to assure a smooth transition of the faropenem programs for a period of up to six months including continued reimbursement for certain ongoing faropenem related research and development activities incurred during the ninety day period ending May 7, 2007. No penalty fees were incurred by either party in connection with the contract termination and all amounts previously paid to Replidyne by Forest are non-refundable.

Revenue for the first quarter of 2007 was $2.9 million compared to $2.9 million for the first quarter of 2006. Revenue recognized in the first quarter of 2007 includes $1.0 million of license revenue representing the quarterly portion of the upfront and milestone payments received under the agreement with Forest and $1.9 million in contract revenue for funded activity under the agreement. Upfront and milestone payments totaling $60 million received under the agreement are being recognized as revenue on a straight-line basis over approximately 15 years until the scheduled termination on May 7, 2007, in accordance with the Company’s revenue recognition policy. Funded activities represent Forest’s majority share of certain direct costs incurred to develop faropenem. Based on Forest’s February 6, 2007 notification of its intent to terminate the collaboration agreement effective May 7, 2007, Replidyne expects to recognize the unamortized deferred revenue balance reported on its balance sheet as of March 31, 2007 of $55.2 million as revenue in the second quarter of 2007.
Research and development expenses in the first quarter of 2007 were $9.4 million compared to $9.0 million in the corresponding quarter of 2006. Research and development expenses in the first quarter of 2007 included costs to re-initiate the placebo-controlled Phase III clinical trial of faropenem among patients with acute exacerbation of chronic bronchitis and complete the Phase II clinical trial of the oral liquid formulation of faropenem among pediatric patients with acute otitis media. Faropenem related research and development expense in the first quarter of 2007 also included $1.8 million for purchase of bulk active material intended to support product stability studies and clinical trials. Additionally, research and development expense included costs to analyze Phase I clinical trials results for REP8839 and preclinical activities targeted to Replidyne’s discovery research programs, primarily C. difficile and inhibition of DNA replication.
Sales, general and administrative expenses for the first quarter of 2007 were $3.5 million compared to $2.0 million in the first quarter of 2006. The increase in these expenses in the 2007 quarter reflects additional personnel-related costs to establish commercialization and business development capabilities and personnel and other costs associated with being a public company.
Investment income and other, net, in the first quarter of 2007 was $1.5 million compared to $0.3 million in the first quarter of 2006. The increase in investment income and other reported in the first quarter of 2007 primarily reflect higher cash and short-term investment balances available for investment in 2007.
During the first quarter of 2006, Replidyne recorded dividends due to preferred stockholders of $2.7 million. All outstanding preferred stock and accumulated dividends were converted into common stock upon closing of the initial public offering on July 3, 2006 and no preferred stock or accrued dividends were outstanding after that date. As such, no dividends were due preferred shareholders in the first quarter of 2007 nor are any expected to be recorded in 2007.

Replidyne reported a net loss attributable to common stockholders for the first quarter of 2007 of $8.6 million or, $0.32 per common share. This result compared to a net loss attributable to common stockholders of $10.4 million, or a net loss of $7.21 per common share in the first quarter of 2006.
Conference Call Information
Replidyne will host a conference call and webcast today, May 1, 2007, at 8:30 A.M. ET to discuss 2007 first quarter financial results and recent corporate developments. Callers may participate in the conference call by dialing 866-831-6270 (U.S. participants) or 617-213-8858 (international participants) and providing the passcode 76894926. To access the live webcast, please log on to the company’s website at www.Replidyne.com and go to the Investor Relations section.
A replay of the conference call will be available approximately one hour after the completion of the call through Tuesday, May 15, 2007 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 34071436. To access a replay of the webcast, visit the Investor Relations section of the company’s website at www.Replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral, community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s second drug candidate, REP8839, is a topical anti-infective product in Phase I development for the treatment of skin and wound infections, including methicillin-resistant S. aureus (MRSA) infections. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s Form 10-K filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands, except for share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$89,049	$24,091
Short-term investments	29,959	101,476
Receivable from Forest Laboratories	2,205	4,634
Prepaid expenses and other current assets	1,627	2,079

Total current assets	122,840	132,280
Property and equipment, net	2,851	3,170
Other assets	128	111

Total assets	$125,819	$135,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$7,209	$7,957
Current portion of deferred revenue	55,162	56,176

Total current liabilities	62,371	64,133
Other long-term liabilities	50	56

Total liabilities	62,421	64,189

Commitments and contingencies

Stockholders’ equity:
Common stock	27	27
Treasury stock	(2)	(2)
Additional paid-in capital	188,903	188,334
Accumulated other comprehensive income (loss)	2	(7)
Accumulated deficit	(125,532)	(116,980)

Total stockholders’ equity	63,398	71,372

Total liabilities and stockholders’ equity	$125,819	$135,561

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue	$2,925	$2,877

Costs and expenses:
Research and development	9,446	8,970
Sales, general and administrative	3,536	1,953

Total costs and expenses	12,982	10,923

Loss from operations	(10,057)	(8,046)
Investment income and other, net	1,505	344

Net loss	(8,552)	(7,702)
Preferred stock dividends and accretion	—	(2,653)

Net loss attributable to common stockholders	$(8,552)	$(10,355)

Net loss attributable to common stockholders per share — basic and diluted	$(0.32)	$(7.21)

Weighted average common shares outstanding — basic and diluted	26,620,767	1,435,726

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